UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 15, 2007

Tessera Technologies, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50460	16-1620029
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3099 Orchard Drive

San Jose, California 95134

(Address of Principal Executive Offices)

(408) 894-0700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 15, 2007, the Board of Directors (the “Board”) of Tessera Technologies, Inc. (the “Company”) unanimously approved an amendment to Section 3.2 of our Restated Bylaws to reflect that the number of directors comprising the Board is seven (7). The Restated Bylaws previously provided that the number of directors comprising the Board was eight (8). Also on March 15, 2007, the Board unanimously approved an amendment to Section 8.3 of our Restated Bylaws to conform to Section 158 of the Delaware General Corporation Law, as recently amended.

The Amended and Restated Bylaws, as amended March 15, 2007, are attached hereto as Exhibit 3.1.

Item 8.01.	Other Events.

On March 15, 2007, the Compensation Committee of the Board approved certain changes to the cash compensation for Board and committee members (other than directors who are employees of the Company), which will become effective following our 2007 annual meeting of stockholders. These changes are as follows:

Board Participation. Each non-employee member of the Board shall receive an annual fee of $35,000 (increased from $30,000).

Committee Participation. Members of the Audit Committee shall receive an additional annual fee of $10,000 (increased from $5,000). Members of the Compensation Committee shall receive an additional annual fee of $5,000 (increased from $2,000). Members of the Nominating Committee shall receive an additional annual fee of $4,000 (increased from $2,000).

Committee Chairs. The chair of the Audit Committee, in addition to the board participation fee, shall receive an annual fee of $22,500 (increased from $15,000). The chair of the Compensation Committee, in addition to the board participation fee, shall receive an annual fee of $11,000 (increased from $5,000). The chair of the Nominating Committee, in addition to the board participation fee, shall receive an annual fee of $8,000 (increased from $3,500).

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Bylaws, as amended March 15, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 20, 2007	TESSERA TECHNOLOGIES, INC.

	By:	/s/ Charles A. Webster
	Name:	Charles A. Webster
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Bylaws, as amended March 15, 2007